Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Watford Holdings Ltd. of our report dated March 5, 2019 relating to the financial statements and financial statement schedules, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Ltd.
Hamilton, Bermuda
March 5, 2019